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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                       EAST WEST SECURITIES COMPANY, INC.
                       ----------------------------------
                                     (Name)

               415 HUNTINGTON DRIVE, SAN MARINO, CALIFORNIA 90118
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                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                 (626) 799-5700
                                 --------------

                                DOUGLAS P. KRAUSE
               415 HUNTINGTON DRIVE, SAN MARINO, CALIFORNIA 90118
               --------------------------------------------------
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                        YES   [ ]              NO    [X]


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      Item 1.     East West Securities Company, Inc.

      Item 2.     Maryland; July 13, 2000

      Item 3.     Corporation

      Item 4.     Management company

      Item 5.     a.    closed-end
                  b.    non-diversified

      Item 6.     Julia Gouw
                  415 Huntington Drive
                  San Marino, California 90118

      Item 7. Julia Gouw - Director, President, and Chief Financial Officer c/o East West Bank
                  415 Huntington Drive
                  San Marino, California 90118

                  Douglas P. Krause - Director, Executive Vice President and Secretary
                  c/o East West Bank
                  415 Huntington Drive
                  San Marino, California 90118

                  Marina Wang - Director
                  c/o Trust Bank
                  638 S. Atlantic Blvd., 2nd Floor
                  Monterey Park, California 91754

                  Scott Eisner - Director
                  c/o Block, Plant, Eisner, Fiorito & Belak-Berger 16542 Ventura Blvd., Suite 300
                  Encino, California 91436

                  Jeff Haas - Director
                  c/o Elias, Matz, Tiernan & Herrick, L.L.P.
                  734 15th Street, N.W.
                  8th Floor
                  Washington, D.C. 20005

                  Liz Mendoza - First Vice President
                  c/o East West Bank
                  415 Huntington Drive
                  San Marino, California 90118



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      Item 8.     Not Applicable

      Item 9.     a.    No
                  b.    Not Applicable
                  c.    No
                  d.    Yes
                  e.    Number of Beneficial Owners:  1
                        Name: Douglas P. Krause

      Item 10.    $1,000

      Item 11.    No

      Item 12.    Not Applicable





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      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of San Marino, California on this 25th day of July, 2000.

                              Signature:  EAST WEST SECURITIES COMPANY, INC.

                                    By:   /s/ Julia Gouw
                                          ---------------------------------
                                          President

Attest:     /s/ Douglas P. Krause
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Title:      Secretary









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